Nov 20 08	02:05p	Accounting Department	714-210-8831	p.2

ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4299 (775) 684-5708 Website: www.nysos.gov

Filed in the office of Ross Miller Secretary of State State of Nevada	Document Number 20080759544-24 Filing Date and Time 11/20/2008 1:00 PM Entity Number E0704672007-1

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Red Oak Concepts. Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

ARTICLE I
NAME

The name of the corporation shall be Vinyl Products, Inc. (hereinafter, the “Corporation”).

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 100%

4). Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)

5). Signature: (required)

Signature of Officer

*If any proposed amendment would after or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

Nevada Secretary of State Amend Profit-After
This form must be accompanied by appropriate fees.	Revised: 7-1-08